Exhibit 99.1

For Immediate Release

DIGITAL ALLY RECEIVES CE MARK CERTIFICATION FOR ADVANCED DIGITAL SURVEILLANCE PRODUCTS

NEW PRODUCTS RECEIVED WITH ENTHUSIASM AT THIS WEEK’S
115TH ANNUAL IACP CONFERENCE

OVERLAND PARK, Kansas (November 12, 2008) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that has obtained regulatory certifications for its products that should facilitate sales in overseas markets.  Of particular note are the CE certifications necessary to market the Company’s products throughout most of Europe.

“We believe that the receipt of the CE Mark, when coupled with the tremendous reception given our new products at this week’s 115th Annual International Association of Chiefs of Police (“IACP”) Conference and Exposition in San Diego, will set the stage for an exciting year in 2009,” commented Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “We expect the CE Marking of our products to open the door to significant market opportunities within the European Union.”

“We were very excited by the response generated by our new products from police chiefs, sheriffs and other law enforcement officials at the IACP Conference,” continued Ross.  “In particular, the FirstVu™ Professional Wearable Digital Video/Audio Recording System was received enthusiastically, with a number of distributors requesting pricing on up to 1,000 units each during the conference.  The DVM-750 Digital Video Mirror was also very popular with IACP attendees, and we have already received initial orders valued at over $500,000 for this new product that we expect to ship to domestic customers in the current quarter.”

The Company’s newly announced DVM-500 Plus Digital Video Mirror has full CE, IC (Industry Canada) and FCC certifications.  The new VoiceVault™ Advanced Wireless Microphone system will be produced in several different configurations in order to meet the specific regulatory requirements of the U.S., Canada and the European Union.  Each configuration has received FCC, IC, or CE certifications appropriate for each jurisdiction.  Because the VoiceVault™ Wireless Microphone also has significantly greater performance characteristics, partly due to its ability to transmit at much higher power than competitive products, it has been fully tested and certified for SAR (Specific Absorption Rate) safety compliance.  In addition to the certifications already in place, the DVF-500 Digital Video Flashlight has received CE certification that will allow its sale in European Union member countries.  The Company plans to submit its new DVM-750 Digital Video Mirror for CE Mark certification as soon as practical.  Digital Ally’s engineering lab is fully equipped to conduct full RF (radio frequency) testing in-house, thereby reducing the time required for such testing to days, instead of weeks or months.

About the CE Mark

The CE Mark is a European marking of conformity indicating that a product complies with the essential requirements of the applicable European laws or Directives with respect to safety, health, environment and consumer protection.  The CE Marking is required on products in the countries of the European Economic Area (EEA) to facilitate trade between the member countries.  The CE Marking provides a means for a manufacturer to demonstrate that its products comply with a common set of laws required by all of the countries in the EEA to allow free movement of trade within the EEA countries.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is Digital Video Imaging and Storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to have its new product offerings perform as planned or advertised; whether the Company will ship the DVM-750 in 2008; its ability to continue to increase revenue and profits as forecast; its ability to continue to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a viable commercial market, domestically and internationally, for one or more of its new products, including the DVM-500 Plus, DVM-750, FirstVu system and VoiceVault system; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB for the year ended December 31, 2007 and Form 10-Q for the nine months ended September 30, 2008 as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com